Exhibit 10.16

NON-EMPLOYEE DIRECTOR COMPENSATION GUIDELINES
(as of August 16, 2023)

The Board of Directors (the “Board”) of Lumen Technologies, Inc. (“Lumen” or the “Company”) has adopted these Non-Employee Director Compensation Guidelines effective August 16, 2023 (the “Guidelines”)1 to reflect the compensation package approved by the Board for non-employee members of the Board (“Outside Directors”) to enable the Company to attract and retain high-caliber Outside Directors.
I.    Compensation Eligibility
(a)    Outside Director Elected At The Annual Meeting. An Outside Director elected at an Annual Meeting of the shareholders of the Company (an “Annual Meeting”) is eligible to receive cash and equity compensation for services provided to the Company from the date of election through the date of the next Annual Meeting (each such period a “Service Year”).
(b)    Outside Director Appointed During A Service Year. An Outside Director appointed to the Board during a Service Year is eligible receive (i) prorated cash compensation, as described below in Section II, for the time served during such Service Year, (ii) prorated equity compensation, as described below in Section III(b), and (iii) the payments and benefits under Sections IV, V and VI below in the same manner as an Outside Director elected at the Annual Meeting.
II.    Cash Retainers
Outside Directors will receive the following cash retainers, which will be paid, pro rata, quarterly in advance of services anticipated for the subsequent three months. The Company will remit payments within five (5) business days following the last day of regularly scheduled, quarterly Board or committee meetings.
(a)    Annual Retainer. Each Outside Director is eligible for a $100,000 annual retainer payable as consideration for the overall time and commitment expected of an Outside Director in the ordinary course of business during a Service Year (the “Annual Retainer”). The Annual Retainer is compensation for fulfilling responsibilities typical of any publicly-traded company director such as preparation for, and participation in, Board meetings, new director orientation, general availability to discuss issues as may arise, continuing director education, and other routine Board matters.
(b)    Committee Chair Retainers. Outside Directors serving as chair of the Board committees listed below will receive the following additional annual retainers:
1 The Guidelines replace and supersede the non-employee director compensation policy approved by the Board effective August 19, 2021.

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(i)    Audit Committee Chair    $35,000
(ii)    Human Resources & Compensation (“HRC”) Committee Chair    $35,000
(iii)     Nominating & Corporate Governance (“NCG”) Committee Chair    $30,000
(iv)     Risk and Security (“Risk”) Committee Chair    $30,000

(c)    Committee Membership Retainers. Outside Directors serving as a member, but not as chair, of the Board committees listed below will receive the following additional annual retainers:
(i)    Audit Committee Membership     $17,500
(ii)    HRC Committee Membership    $17,500
(iii)    NCG Committee Membership    $15,000
(iv)    Risk Committee Membership    $15,000

(d)    Board Chair and Vice Chair Retainers. In addition to serving on or leading Board committees, Outside Directors serving as Board chair and Board vice chair will receive the following additional annual retainers:
(i)    Board Chair    $200,000
(ii)    Board Vice Chair     $100,000

III.    Equity Retainer
Outside Directors will receive an annual equity retainer with respect to Lumen’s common stock in accordance with the following provisions:
(a)    Annual Grant. An Outside Director who is elected or re-elected during an Annual Meeting will be granted a restricted stock or restricted stock unit2 (collectively, “RSU”) award under the Second Amended and Restated 2018 Equity Incentive Plan or any successor equity incentive plan providing for awards to Outside Directors (the “Equity Plan”) on the business day following the Annual Meeting (the “Grant Date”) with a Grant Date value (“Grant Value”) of $200,000 as additional consideration for the Outside Director’s contributions during the Service Year commencing on the date of such Annual Meeting (the “Annual Grant”). The Annual Grant vests in full on the one-year anniversary of the Grant Date, provided the Outside Director completes the relevant Service Year, except as otherwise provided in the applicable award agreement, which currently provides that the Annual Grant shall vest and all restrictions shall lapse on the earlier of:
(i)    the date on which the Outside Director’s service on the Board terminates as a result of (1) death, (2) disability within the meaning of Section 22(e)(3) of the Internal Revenue Code, (3) the ineligibility to stand for re-election due to
2 Outside Directors who have elected to defer receipt of their annual equity grant as set forth in Section III(f) will receive restricted stock units, and all other Outside Directors will receive restricted stock. Each restricted stock unit represents one share of Lumen common stock.

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Lumen’s mandatory retirement policy, (4) the failure to re-nominate or reelect the Outside Director to another term of office, provided that the Outside Director is willing and able to serve such additional term, or (5) the occurrence of a Change of Control (as defined in the Equity Plan); or
(ii)    the date, if any, that the HRC Committee elects, in its sole discretion, to accelerate the vesting of such unvested RSUs in the case of Outside Director’s retirement from the Board on or after attaining the age of 55 with at least six full years of prior service on the Board.
(b)    Prorated Annual Grant. An Outside Director who is appointed to the Board after an Annual Meeting but on or before the date of the regularly scheduled First Quarter (February) Board Meeting (“Q1 Meeting”) next following the director’s appointment date, will be granted a prorated Annual Grant for the Service Year of appointment (the “Prorated Annual Grant”) on the business day following the director’s appointment date (the “Prorated Award Grant Date”) and with a Grant Date Value as follows:

New Outside Director Appointment Date	Prorated Percentage of $200,000	Grant Date Value
After the Annual Meeting but on or before the Third Quarter (August) Board Meeting (“Q3 Meeting”)	75%	$150,000
After the Q3 Meeting but on or before the Fourth Quarter (November) Board Meeting (“Q4 Meeting”)	50%	$100,000
After the Q4 Meeting but on or before the Q1 Meeting	25%	$50,000

An Outside Director who is appointed to the Board after a Q1 Meeting but prior to the Annual Meeting immediately following the Q1 Meeting will not be eligible for Prorated Annual Grant for the Service Year of appointment.
The Prorated Annual Grant vests in full on the one-year anniversary of the Prorated Award Grant Date, subject to the terms and conditions set forth in Section III(a) above and in the Equity Plan or in the applicable award agreement.
(c)    Number of RSUs Granted under an RSU Award. The aggregate number of RSUs granted on the Grant Date or Prorated Award Grant Date is determined by dividing:
(i)    the Annual Grant Value or Prorated Annual Grant Value, by

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(ii)    the volume weighted average closing price of one share of Lumen common stock over the trailing 15-day trading period ending on the trading day immediately prior to such date.
(d)    Revisions. The HRC Committee, in its discretion, may change and otherwise revise the terms of RSU awards granted under the Guidelines, including, without limitation, the method of determining the number of shares subject thereto, and may change the type of award granted.
(e)    Accelerated Vesting. In addition to the conditions set forth in Section III above, vesting of outstanding Annual Grants and Prorated Annual Grants may be accelerated under such other terms and conditions as approved by the HRC Committee.
(f)    Deferral. An Outside Director may elect to defer all or a portion of the director’s Annual Grant and Prorated Annual Grant under the terms of the Company’s Non-Employee Director Deferred Compensation Plan.
(g)    Stock Ownership Requirement. Lumen’s Corporate Governance Guidelines, as it may be amended in the future, govern Outside Director stock ownership and currently requires each Outside Director to beneficially own Lumen common stock with a fair value of at least five (5) times the amount of the Annual Retainer (i.e. 5 x $100,000 = $500,000) within five (5) years of joining the Board and thereafter. For an Outside Director who has not served at least five (5) years on the Board or in the event an Outside Director does not meet the holding requirement, the Outside Director must hold at least sixty-five percent (65%) of the RSUs awarded as part of the Outside Directors equity compensation.
IV.    Extraordinary Service Fee
If during a Service Year, an extraordinary business circumstance or committee assignment require an Outside Director to contribute significantly more time than expected of a publicly-traded company’s non-employee director in the ordinary course of business and as anticipated by the total value of cash and equity retainers described in these Guidelines, then the Board, in its discretion, may approve payment of supplemental cash and/or equity compensation for such Outside Director.
V.    Benefits
Included as part of their total compensation, Outside Directors are entitled to receive the following benefits during a Service Year:
(a)    Director Education Programs. Lumen will provide or reimburse up to $10,000 toward tuition, fees, and travel expenses for director education programs. Any amount in excess of the limit requires NCG Committee chair pre-approval. Additionally, Lumen will pay for Outside Directors’ membership in the National Association of Corporate Directors and G100 and a subscription to Agenda.

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(b)    Annual Physical. Each Outside Director is entitled to be reimbursed up to $5,000 for the cost of a physical examination.
VI.    Travel Expense Reimbursement
During a Service Year, Lumen will reimburse all reasonable out-of-pocket travel expenses (e.g. transportation, accommodation, meals) incurred by an Outside Director to attend full Board meetings, meetings of committees on which the director serves.
VII.    Maximum Annual Compensation
The aggregate amount of cash and equity compensation paid to an Outside Director during a calendar year period shall not exceed $750,000. For this purpose, the amount of equity compensation paid in a calendar year shall be determined based on the Grant Date or Prorated Award Grant Date Fair Market Value (as defined in the Equity Plan).
VII.     Review and Amendment
The Board will review and amend the Guidelines from time to time and may terminated the Guidelines in each case as the Board determines in its discretion is appropriated.
HRC Committee will review the Guidelines from time to time as it determines is appropriate in its discretion and may make recommended changes based upon its review to the Board and the Board will make such changes to the Guidelines as it determines are appropriate in its discretion.

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